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                                                            Exhibit 10.21.2


                       ELECTRICITY PURCHASE CONTRACT
     This Electricity Purchase Contract (the "Contract"), dated as of April 30, 1996, is by and between O'BRIEN (PARLIN) COGENERATION INC. ("O'Brien") and NRG PARLIN INC. ("NPI").

                                 RECITALS:
     A. O'Brien and E. I. Du Pont Nemours and Company ("Du Pont") entered that certain Electricity Purchase Contract (the "Electricity Purchase Contract") dated January 18, 1988, under which O'Brien agreed to supply Du Pont with electricity from O'Brien's cogneration facility (the "Facility") adjacent to DuPont's Parlin, New Jersey plant (the "Plant").
     B. Whereas O'Brien's rights and obligations under the Electricity Purchase Contract were assigned to NPI; and
     C. Whereas O'Brien and NPI wish to enter into this Contract to provide for the sale from O'Brien to NPI of the electricity required for NPI to fulfill its obligations to Du Pont under the Electricity Purchase Contract by and between Du Pont and O'Brien, as assigned by O'Brien Energy Systems, Inc., dated January 18, 1988, as amended from time to time (the "Du Pont Contract").
     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, O'Brien and NPI agree as follows:

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ARTICLE I.  Definitions

     A. Unless otherwise specified in this Contract, the terms used herein shall have the same meanings as those used in the Steam Purchase Contract (as defined below). Where the word "steam" is used in the relevant definition in the Steam Purchase Contract, for the purposes of this Contract, the word "electricity" shall be understood unless the context requires otherwise.
     B.   "JCP&L" shall mean Jersey Central Power & Light Company.
     C. "Steam Purchase Contract" shall mean that certain Steam Purchase Contract between O'Brien and Du Pont on December 8, 1986, as amended from time to time.


ARTICLE II.    Sale and Purchase of Electricity
     A.   Quantity:
     O'Brien agrees to sell electricity to NPI for resale to Du Pont the quantities required by Du Pont under Article II A. of the Du Pont Contract, up to a maximum of 9MW and NPI agrees to buy this electricity (up to 9MW), inaccordance with the terms and conditions hereof for a period commencing on the date hereof. If Du Pont should require more than 9MW from NPI, O'Brien will supply NPI with the additional requirements on such terms and conditions as the parties shall agree at the time, but under no circumstances will the price be greater of the terms more stringent than those covering the initial 9MW under this Contract (or than the terms agreed for the sale of this additional electricity between NPI and Du Pont under Article II A. of the Du Pont Contract).


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     B.   Type and Character of Service:
          The electrical energy furnished by O'Brien shall be of the type known as twenty four hundred (2400) volts, three (3) phase, three (3) wire, sixty (60) cycles, alternating current. The variation of the voltage shall remain within plus or minus 5% of 2400 volts.
     C. O'Brien will provide any and all assistance and support required by [NPI] in order for NPI to fulfill the obligations it has to Du Pont to operate and maintain the equipment under Article II.C of the Du Pont Contract.

ARTICLE III.  Term:  Termination
     This agreement shall terminate upon the termination of the Du Pont
Contract.

ARTICLE IV.  Purchase Price
     NPI shall pay O'Brien for purchased electricity as follows:
          EC = JCP&L rate x 0.65
     Where:
          EC = The Electricity Charge per month;
     and,
          JCP&L rate = The applicable Jersey Central Power & Light General Service Primary Rate at the then current delivered voltage or its applicable successor, including all demand charges, energy charges, fuel adjustments, taxes, and any other charges that would have been paid to JCP&L if NPI or Du Pont had purchased a comparable amount of power from JCP&L.

     In the event that NPI does not have any requirement for electricity, the bill for that month, or any such period, shall be zero.

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ARTICLE V.  Operation of the Cogeneration Facility.
     A. O'Brien has agreed with Du Pont in the Steam Purchase Contract to operate the Facility to furnish steam to Du Pont. In addition to the commitments made in the Steam Purchase Contract, O'Brien agrees to the further provisions in this Article V to allow O'Brien to supply NPI with the electricity covered by this Contract.
     B. O'Brien agrees to maintain the Facility with a capacity adequate to deliver at least 9MW of electricity to NPI for resale to Du Pont on a continuous basis. To ensure this capacity, O'Brien will operate and maintain the two Frame Six Combustion Turbine Combined Cycle Systems installed in the Facility pursuant to Article V.B of the Du Pont Contract.
     C. In the event O'Brien fails to supply NPI's electricity requirements for a period of six consecutive months or, in the alternative, if O'Brien notifies NPI that it can no longer meet such requirements, O'Brien will immediately make available to NPI for NPI's or Du Pont's use all equipment necessary for NPI to serve Du Pont from the 230kv system until the service hereunder can be returned to the 34.5kv system or until Du Pont finds other electric service acceptable to Du Pont. O'Brien shall obtain in its loan agreement any necessary waiver from its lender to permit NPI to exercise the foregoing option. Furthermore, O'Brien shall maintain the two 13.8kv to 2.4kv transformers referred to in Article V.C of the Du Pont Contract in such way that they can be replaced with 34.5kv to 2.4v transformers and reconnected to the existing JCP&L feeders. To the extent JCP&L requires Du Pont to pay for this conversion, O'Brien agrees to reimburse NPI for any contribution it is required to make toward the cost of such conversion under Article V.C. of the Du Pont Contract.

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ARTICLE VI.  Interconnection with Du Pont's Plant

     A. O'Brien will be responsible for the maintenance of all equipment and systems above the Point of Interconnection as shown on Exhibit "A" to the Du Pont Contract.
     B. O'Brien will provide any reasonable assistance and support required by NPI to enable NPI to implement and further develop the written operating procedures referred to in Article VI.B of the Du Pont Contract.

ARTICLE VII.  Service Interruptions
     A. Subject to force majeure and normal maintenance requirements, O'Brien agrees to provide a continuous supply of electricity to NPI at the quantities and characteristics described in Article II hereof.
     B. O'Brien agrees to consult with NPI and Du Pont on a regular basis and to schedule, to the extent reasonably possible, all routine maintenance of the electrical generating system to coincide with periods when Du Pont's operations are shut down or Du Pont's electricity needs are reduced.
     C. If for any reason other than force majeure O'Brien fails to provide NPI with the contract amounts of electricity and replacement power is not received by Du Pont from JCP&L due to the fault of O'Brien, O'Brien will reimburse NPI for any liability to Du Pont or NPI suffers under
Article VII.C of the Du Pont Contract.

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ARTICLE VIII.  Priority of Service
     If at any time O'Brien is unable to supply the contract amounts of electricity to both NPI and to JCP&L, it shall first supply NPI needs up to the contractual amount before supplying any other customer for its electricty.

ARTICLE IX.  Standby Power
     A. O'Brien will compensate NPI for any amount that NPI pays Du Pont under Article IX.A of the Du Pont Contract.
     B. O'Brien guarantees to NPI that the bill paid by Du Pontn to JCP&L will be capped at the then current General Service Primary Rate defined in
Article IV of the Du Pont Contract.
     C. If at any time O'Brien's performance hereunder effects NPI's performance under the Electricity Purchase Contract such that JCP&L, in accordance with its Standby Tariff and other applicable rules, requires Du Pont to sign a firm power contract in order to continue receiving power, and O'Brien terminates the Du Pont Contract, NPI shall have the right to terminate its obligation to purchase electricity from O'Brien, effective as of the same date that Du Pont terminates the Du Pont Contract. Such termination shall not affect Du Pont's or NPI's right or O'Brien's obligation to continue the electrical interconnection parts of this Contract, and O'Brien will take all reasonable steps to assure uninterrupted electrical service from JCP&L to Du Pont.

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     D.   If JCP&L's tariffs or the rules of the New Jersey Board of Public
Utilities change so that Du Pont cannot receive the equivalent of firm power without signing a new contract with JCP&L, and Du Pont exercises the right contained in Article IX.C of the Du Pont Contract to reduce purchases from NPI to the extent power is purchased from JCP&L under such new contract, NPI may make a corresponding reduction in its purchases from O'Brien hereunder.
ARTICLE X.  Metering.
     A. O'Brien will own, operate, and maintain all necessary meters and associated equipment, including, without limitation, generation metering and telemetering equipment, utilized for measuring energy deliveries and for determining NPI payments to O'Brien. The metering point will be at the point as shown on Exhibit "A" to the Du Pont Contract. O'Brien will provide Du Pont with such access and other reasonable assistance Du Pont requires should Du Pont decide to install check meters as provided in
Article X.A of the Du Pont Contract.
     B. O'Brien shall permit Du Pont employees and NPI's employees to enter upon its leased premises at any reasonable time for the purpose of inspecting and/or testing or witnessing the testing of the accuracy of the metering equipment.
     C. O'Brien shall (and shall permit Du Pont to) inspect, test, and calibrate their respective equipment at regular intervals of not more than one (1) year, as agreed between the parties, and any inaccuracy in the O'Brien meters disclosed by such tests shall be promptly corrected.
O'Brien shall allow Du Pont any required access to enable Du Pont to promptly correct inaccurate Du Pont meters disclosed by such tests.
O'Brien, NPI and Du Pont shall have the right to have any meter tested at any time at its expense. Representatives of teh other party

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and of Du Pont shall be afforded a reasonable opportunity to be present at all meter inspections and tests. If at any time a meter is found inaccurate by more than 1% an adjustment shall be made in settlements between the parties to compensate for the effect of such inaccuracy over a preceding period of thirty (30) days from removal or testing of the meter or over any shorter period during which such inaccuracy may be determined to have existed. It at any time a meter should fail to register or its registration should be so erratic as to be meaningless, the quantities such meter was intended to record shall be determined from check meters, if available, or otherwise from the best obtainable data.

ARTICLE XI.  Billings, Credits and Payments
     At the time that it would have billed Du Pont under the Du Pont Contract, O'Brien will prepare a monthly bill and bill NPI for the electricity purchased by NPI during the previous month. Each invoice will include all necessary information for calculation of the payment pursuant to Article IV hereof, and credit NPI each month for any credits due to Du Pont under Article XI of the Du Pont Contract. Payment shall be made by NPI contemporaneously with each receipt of payment by NPI from Du Pont pursuant to the Du Pont Contract. Should NPI fail to pay any invoice within thirty (30) days after receipt, O'Brien, in addition to collecting the interest set out herein, may pursue any viable remedy at law or in equity.

ARTICLE XII.  Notices
     All notices and other communications hereunder shall be in writing and shall become effective, if sent by first class certified or registered mail with postage prepaid and return receipt

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requested three (3) days after deposit in the mails, or when received
(whichever is earlier), and shall be directed (a) if to NPI, to NPI, O'Brien (Parlin) Cogeneration, Inc., c/o NRG Energy, Inc., 1221 Nicollet Mall, Suite 700, Minneapolis, MN 55403, Attention: David H. Peterson, with a copy to E.I. Du Pont Nemours and Company, Wilmington, Delaware 19898; (b) if to O'Brien, to O'Brien (Parlin) Cogeneration, Inc., c/o NRG Energy, Inc., 1221 Nicollet Mall, Suite 700, Minneapolis, MN 55403, Attention:
Leonard H. Bluhm, with a copy to E.I. Du Pont De Nemours and Company, Wilmington, Delaware 19898, Attention: Manager-Chemicals and Energy Section, Materials and Logistics Department; or (c) to such other address as any such person may designate by notice given to the other party hereto.

ARTICLE XIII.  Other Provisions
     The following Provisions of the Steam Purchase Contract are hereby incorporated by reference in to this Contract (as modified below) and shall be applicable to this Contract as if they were fully set forth herein.
               Article 7.          Force Majeure; Contingency
     (a) The reference to "steam" contained therein shall be understood as a reference to "electricity" for the purposes hereof.

               Article 12.         Assignment and Subcontracting
     (a) Neither the consent of Du Pont nor NPI shall be required for any action by O'Brien referred to in Article 12 B.

               Article 14.         Remedies
     (a)  References to Du Pont shall be taken as a reference to NPI.
               Article 15.         Compliance with Laws, Rules and
     Regulations

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               Article 16.         Indemnification

     (a)  References to Du Pont shall be taken as references to NPI.

               Article 17.         Insurance

               Article 18.         Amendments; Waiver

               Article 19.         Severability

               Article 20.         Governing Law



     IN WITNESS WHEREOF, O'Brien and NPI have caused this Agreement to be executed by their duly authorized representatives on the date and year first above written.

NRG PARLIN INC.

By:  /s/ Craig A. Mataczynski
     Craig A. Mataczynski
     Vice President


O'BRIEN (PARLIN) COGENERATION, INC.


By:  /s/ Leonard Bluhm
     Leonard A. Bluhm
     President



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